UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 1)*

                            Arbinet-thexchange, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    03875P100
      ---------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)

      |_| Rule 13d-1(c)

      |X| Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     1 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     J.P. Morgan Partners (23A SBIC), L.P.
     13-3986302
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    1,320,958 shares of Common Stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,320,958 shares of Common Stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,320,958 shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------



                                     2 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     J.P. Morgan SBIC, LLC
     13-4133600
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    394,218 shares of Common Stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           394,218 shares of Common Stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     394,218 shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------
                                     3 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     Sixty Wall Street SBIC Fund, L.P.
     13-3804114
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    100,587 shares of Common Stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           100,587 shares of Common Stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     100,587 shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------



                                     4 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100



ITEM 1.

      (a)   NAME OF ISSUER:

            Arbinet-theexchange, Inc.


      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            120 Albany Street, Tower II, Suite 450
            New Brunswick, N.J. 08901

ITEM 2.

      (a)   NAME OF PERSON FILING:

            J.P. Morgan Partners (23A SBIC), L.P. ("JPMP 23A SBIC")

            J.P. Morgan SBIC, LLC ("Morgan SBIC")

            Sixty Wall Street SBIC Fund, L.P. (Sixty WSF SBIC")

      information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            1221 Avenue of the Americas
            New York, New York 10020

      (c)   CITIZENSHIP:

            Delaware

      (d)   TITLE OF CLASS OF SECURITIES (OF ISSUER):

            Common Stock

      (e)   CUSIP NUMBER:

            03875p100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. SS. 240. 13D-1(B) OR 240. 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      Not applicable.

ITEM 4. OWNERSHIP

      (a)   AMOUNT BENEFICIALLY OWNED:

            JPMP 23A SBIC: 1,320,958

            Morgan SBIC: 394,218

            Sixty WSF SBIC: 100,587


                                     5 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100


      (b)   PERCENT OF CLASS:

            JPMP SBIC: 5.2% (as of December 31, 2005)

            Morgan SBIC: 1.6% (as of December 31, 2005)

            Sixty WSF SBIC: .4% (as of December 31, 2005)

      (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   JPMP SBIC: 1,320,958
                  Morgan SBIC: 394,218
                  Sixty WSF SBIC: 100,587

            (ii)  Not applicable

            (iii) JPMP SBIC: 1,320,958
                  Morgan SBIC: 394,218
                  Sixty WSF SBIC: 100,587

            (iv)  Not applicable

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      Not applicable.

ITEM 10. CERTIFICATION

      Not applicable.




                                     6 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2006

                                        J.P. MORGAN PARTNERS
(23A SBIC), L.P.


                                        By: J.P. Morgan Partners (23A SBIC
                                            Manager)., Inc., Its General Partner


                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President



                                        J.P. MORGAN SBIC LLC



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President



                                        SIXTY WALL STREET SBIC FUND, L.P.

                                        By: Sixty Wall Street SBIC Corporation,
                                            as general partner



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President






                                     7 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100


                                  EXHIBIT 2(A)

This statement is being filed by J.P. Morgan Partners (23A SBIC), L.P., a Delaware limited partnership (hereinafter referred to as "JPMP (23A SBIC)") whose principal business is located at 1221 Avenue of the Americas, New York, NY 10020. JPMP (23A SBIC) is engaged in the venture capital and leveraged buyout business. The General Partner of JPMP (23A SBIC) is J.P. Morgan Partners (23A SBIC Manager), Inc., a Delaware corporation (hereinafter referred to as "JPMP (23A Manager)"), whose principal business office is located at the same address as JPMP (23A SBIC). JPMP (23A Manager) is also engaged in the venture capital and leveraged buyout business. Set forth in Schedule A hereto and incorporated herein by reference are the names, business addresses, principal occupations and employment of each executive officer and director of JPMP (23A Manager). As general partner of JPMP (23A SBIC), JPMP (23A Manager) may be deemed to beneficially own the shares held by JPMP (23A SBIC).

JPMP (23A Manager) is a wholly owned subsidiary of JPMorgan Chase Bank National Associates, a National Banking Association, (hereinafter referred to as "JPM Chase Bank") which is engaged in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule B hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of Chase Bank.

This Statement is also being filed by (i) J.P. Morgan SBIC LLC, a Delaware limited liability company (hereinafter referred to as "Morgan SBIC"), whose principal office is located at the same address as JPMP SBIC and (iii) Sixty Wall Street SBIC Fund, L.P., a Delaware limited partnership (hereinafter referred to as "Sixty WSF SBIC"), whose principal office is located at the same address as JPMP SBIC.

Each of Morgan SBIC and Sixty WSF SBIC is also engaged in the venture capital and leveraged buyout business. Set forth in Schedule C hereto and incorporated herein by reference are the names, business address and employments of each executive officer and director of Morgan SBIC. Morgan SBIC is a wholly-owned subsidiary of JPMP Capital, LLC, a Delaware limited liability company (hereinafter referred to as "JPMP Captial), whose principal business office is located at the same address as JPMP SBIC. JPMP Capital is also engaged in the venture capital and leveraged buyout business. Set forth in Schedule D hereto and incorporated herein by reference are the names, business addresses and employments of each executive officer and director of JPMP Capital.

The general partner of Sixty WSF SBIC is Sixty Wall Street SBIC Corporation, a Delaware corporation, whose principal business address is located at the same address as JPMP SBIC (hereinafter referred to as "Sixty Wall Corp."). Sixty Wall Corp. is also engaged in the venture capital and leveraged buyout business. Set forth in Schedule E hereto and incorporated herein by references are the names, business addresses, principal occupations and employments of each executive officer and director of Sixty Wall Corp. As the general partner of Sixty Wall, Sixty Wall Corp. may be deemed to beneficially own the shares held by Sixty Wall.

Each of JPM Chase Bank, JPMP Capital and Sixty Wall Corp. is a wholly owned subsidiary of JPMorgan Chase & Co., a Delaware corporation (hereinafter referred to as "JP Morgan Chase") which is engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule F hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JP Morgan Chase.




                                     8 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100


                                                                      SCHEDULE A

                        J.P. MORGAN PARTNERS (SBIC), LLC

                             EXECUTIVE OFFICERS(1)

President                                      Jeffrey C. Walker*
Chief Investment Officer                       Arnold L. Chavkin*
Managing Director                              Srinivas Akkaraju*
Managing Director                              Christopher Albinson*
Managing Director                              Dr. Dana Beth Ardi*
Managing Director                              Christopher C. Behrens*
Managing Director                              John Breckenridge*
Managing Director                              Julie Casella-Esposito*
Managing Director                              Rodney A. Ferguson*
Managing Director                              Michael R. Hannon*
Managing Director                              Matthew Lori*
Managing Director                              Jonathan R. Lynch*
Managing Director                              Stephen McKenna*
Managing Director                              Sunil Mishra*
Managing Director                              Stephen P. Murray*
Managing Director                              Kevin O'Brien*
Managing Director                              Timothy Purcell*
Managing Director                              John Reardon*
Managing Director                              Faith Rosenfeld*
Managing Director                              Shahan D. Soghikian*
Managing Director                              William Stuek*
Managing Director                              Lauren Tyler*
Managing Director                              Timothy J. Walsh*
Managing Director                              Richard D. Waters, Jr. *
Managing Director                              Damion E. Wicker, M.D.*



                                  DIRECTORS(1)

                               Jeffrey C. Walker*


----------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.



                                     9 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100


                                                                      SCHEDULE B


                    JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

                              EXECUTIVE OFFICERS(1)


Chairman of the Board                                                  William B. Harrison Jr.*
President and Chief Executive Officer                                  James Dimon*
Chief Information Officer                                              Austin A. Adams*
Co-CEO, Investment Bank                                                Steven D. Black*
Chief Executive Officer and Executive Vice President, Card Services    Richard J. Srednicki*
Chief Financial Officer                                                Michael J. Cavanagh*
Chief Administrative Officer                                           Frank Bisignano *
Director of Human Resources                                            John F. Bradley*
Co-General Counsel                                                     Joan Guggenheimer*
Chief Investment Officer                                               Ina R. Drew *
Head, Commercial Banking                                               Samuel Todd Maclin*
Head, Strategy                                                         Jay Mandelbaum*
Co-General Counsel                                                     William H. McDavid*
Treasury & Securities Services                                         Heidi Miller*
Head, Retail Financial Services                                        Charles W. Scharf*
Head, Asset & Wealth Management                                        James E. Staley*
Chief Risk Officer                                                     Don M. Wilson III*
MD & Co-CEO, Investment Bank                                           William T. Winters*

----------
1.    Each of whom is a United States citizen.
* Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.


                                    10 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100


                                  DIRECTORS(2)

                                               PRINCIPAL OCCUPATION OR EMPLOYMENT;
 NAME                                          BUSINESS OR RESIDENCE ADDRESS
--------------------------------------------------------------------------------------------------
 William B. Harrison, Jr.                      Chairman and Chief Executive Office
                                               JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 James Dimon                                   President and Chief Operating Officer
                                               JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 David A. Coulter                              Chairman, West Coast Region
                                               JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 Michael J. Cavanaugh                          Chief Financial Officer
                                               JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 Charles W. Scharf                             Head of Retail Financial Services
                                               JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 Don M. Wilson III                             Chief Risk Officer
                                               JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------


----------
(2)   Each of whom is a United States citizen.



                                    11 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100




                                                                      SCHEDULE C

                              J. P. MORGAN SBIC LLC

                              EXECUTIVE OFFICERS(1)

President                                      Jeffrey C. Walker*
Chief Investment Officer                       Arnold L. Chavkin*
Managing Director                              Srinivas Akkaraju*
Managing Director                              Christopher Albinson*
Managing Director                              Dr. Dana Beth Ardi*
Managing Director                              Christopher C. Behrens*
Managing Director                              John Breckenridge*
Managing Director                              Julie Casella-Esposito*
Managing Director                              Rodney A. Ferguson*
Managing Director                              Cornell P. French*
Managing Director                              Michael R. Hannon*
Managing Director                              Matthew Lori*
Managing Director                              Jonathan R. Lynch*
Managing Director                              Stephen McKenna*
Managing Director                              Sunil Mishra*
Managing Director                              Stephen P. Murray*
Managing Director                              Kevin O'Brien*
Managing Director                              Timothy Purcell*
Managing Director                              John Reardon*
Managing Director                              Faith Rosenfeld*
Managing Director                              Shahan D. Soghikian*
Managing Director                              William Stuek*
Managing Director                              Lauren Tyler*
Managing Director                              Timothy J. Walsh*
Managing Director                              Richard D. Waters, Jr. *
Managing Director                              Damion E. Wicker, M.D.*

                                  DIRECTORS(1)

                               Jeffrey C. Walker*


----------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.



                                    12 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100


                                                                      SCHEDULE D

                                JPMP CAPITAL LLC

                              EXECUTIVE OFFICERS(1)

President                                       Jeffrey C. Walker*
Chief Investment Officer                        Arnold L. Chavkin*
Managing Director                               Srinivas Akkaraju*
Managing Director                               Christopher Albinson*
Managing Director                               Dr. Dana Beth Ardi*
Managing Director                               Christopher C. Behrens*
Managing Director                               John Breckenridge*
Managing Director                               Julie Casella-Esposito*
Managing Director                               Rodney A. Ferguson*
Managing Director                               Michael R. Hannon*
Managing Director                               Matthew Lori*
Managing Director                               Jonathan R. Lynch*
Managing Director                               Stephen McKenna*
Managing Director                               Sunil Mishra*
Managing Director                               Stephen P. Murray*
Managing Director                               Kevin O'Brien*
Managing Director                               Timothy Purcell*
Managing Director                               John Reardon*
Managing Director                               Faith Rosenfeld*
Managing Director                               Shahan D. Soghikian*
Managing Director                               William Stuek*
Managing Director                               Lauren Tyler*
Managing Director                               Timothy J. Walsh*
Managing Director                               Richard D. Waters, Jr. *
Managing Director                               Damion E. Wicker, M.D.*

                                  DIRECTORS(1)

                               Jeffrey C. Walker*


----------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.



                                    13 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100

                                                                      SCHEDULE E

                       SIXTY WALL STREET SBIC CORPORATION

                              EXECUTIVE OFFICERS(1)

President                                      Jeffrey C. Walker*
Chief Investment Officer                       Arnold L. Chavkin*
Managing Director                              Srinivas Akkaraju*
Managing Director                              Christopher Albinson*
Managing Director                              Dr. Dana Beth Ardi*
Managing Director                              Christopher C. Behrens*
Managing Director                              John Breckenridge*
Managing Director                              Julie Casella-Esposito*
Managing Director                              Rodney A. Ferguson*
Managing Director                              Michael R. Hannon*
Managing Director                              Matthew Lori*
Managing Director                              Jonathan R. Lynch*
Managing Director                              Stephen McKenna*
Managing Director                              Sunil Mishra*
Managing Director                              Stephen P. Murray*
Managing Director                              Kevin O'Brien*
Managing Director                              Timothy Purcell*
Managing Director                              John Reardon*
Managing Director                              Faith Rosenfeld*
Managing Director                              Shahan D. Soghikian*
Managing Director                              William Stuek*
Managing Director                              Lauren Tyler*
Managing Director                              Timothy J. Walsh*
Managing Director                              Richard D. Waters, Jr. *
Managing Director                              Damion E. Wicker, M.D.*



                                  DIRECTORS(1)

                               Jeffrey C. Walker*






----------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.


                                    14 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100


                                                                      SCHEDULE F

                              JPMORGAN CHASE & CO.

                              EXECUTIVE OFFICERS(1)

Chairman of the Board                                                  William B. Harrison Jr.*
President and Chief Executive Officer                                  James Dimon*
Chief Information Officer                                              Austin A. Adams*
Co-CEO, Investment Bank                                                Steven D. Black*
Chief Executive Officer and Executive Vice President, Card Services    Richard J. Srednicki*
Chief Financial Officer                                                Michael J. Cavanagh*
Chief Administrative Officer                                           Frank Bisignano *
Director of Human Resources                                            John F. Bradley*
Co-General Counsel                                                     Joan Guggenheimer*
Chief Investment Officer                                               Ina R. Drew *
Head, Commercial Banking                                               Samuel Todd Maclin*
Head, Strategy                                                         Jay Mandelbaum*
Co-General Counsel                                                     William H. McDavid*
Treasury & Securities Services                                         Heidi Miller*
Head, Retail Financial Services                                        Charles W. Scharf*
Head, Asset & Wealth Management                                        James E. Staley*
Chief Risk Officer                                                     Don M. Wilson III*
MD & Co-CEO, Investment Bank                                           William T. Winters*



----------
1.    Each of whom is a United States citizen.
* Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.




                                    15 of 17


                                  DIRECTORS(3)

 NAME                                          PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               BUSINESS OR RESIDENCE ADDRESS
---------------------------------------------------------------------------------------------------
 Hans W. Becherer                              Retired Chairman of the Board and
                                               Chief Executive Officer
                                               Deere & Company
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
---------------------------------------------------------------------------------------------------
 John H. Biggs                                 Former Chairman and CEO
                                               TIAA - CREF
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
---------------------------------------------------------------------------------------------------
 Lawrence A. Bossidy                           Retired Chairman of the Board
                                               Honeywell International Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
---------------------------------------------------------------------------------------------------
 Stephen B. Burke                              President
                                               Comcast Cable Communications, Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
---------------------------------------------------------------------------------------------------
James S. Crown                                 President
                                               Henry Crown and Company
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
---------------------------------------------------------------------------------------------------
James Dimon                                    President and Chief Executive Officer
                                               JPMorgan Chase & Co.
                                               270 Park Avenue, 8th Floor
                                               New York, New York 10017-2070
---------------------------------------------------------------------------------------------------
Ellen V. Futter                                President and Trustee
                                               American Museum of Natural History
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
---------------------------------------------------------------------------------------------------
 William H. Gray, III                          Retired President and Chief Executive Officer
                                               The College Fund/UNCF
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
---------------------------------------------------------------------------------------------------


----------
(3)   Each of whom is a United States citizen.



                                    16 of 17

                                  SCHEDULE 13G

ISSUER:  Arbinet-thexchange, Inc.                          CUSIP NO.:  03875P100


---------------------------------------------------------------------------------------------------
 William B. Harrison, Jr.                      Chairman of the Board
                                               JPMorgan Chase & Co.
                                               270 Park Avenue, 8th Floor
                                               New York, New York  10017-2070
---------------------------------------------------------------------------------------------------
 Laban P. Jackson, Jr.                         Chairman and Chief Executive Officer
                                               Clear Creek Properties, Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
---------------------------------------------------------------------------------------------------
 Lee R. Raymond                                Chairman of the Board and Chief Executive Officer
                                               Exxon Mobil Corporation
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
---------------------------------------------------------------------------------------------------
 John W. Kessler                               Owner
                                               John W. Kessler Company
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
---------------------------------------------------------------------------------------------------
 Robert I. Lipp                                Senior Advisor
                                               JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
---------------------------------------------------------------------------------------------------
 Richard A. Monoogian                          Chairman and Chief Executive Officer
                                               Masco Corporation
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
---------------------------------------------------------------------------------------------------
 David C. Novak                                Chairman and Chief Executive Officer
                                               Yum! Brands, Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
---------------------------------------------------------------------------------------------------
 William C. Weldon                             Chairman and Chief Executive Officer
                                               Johnson & Johnson
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
---------------------------------------------------------------------------------------------------




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